Filed Pursuant to Rule 433
Registration Statement No. 333-166176
Thermo Fisher Scientific Inc.

Term Sheet

February 14, 2011

4.500% Senior Notes due 2021

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$1,000,000,000

Maturity Date:	March 1, 2021

Coupon (Interest Rate):	4.500%

Yield to Maturity:	4.581%

Spread to Benchmark Treasury:	T+95 bps

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Price and Yield:	99-30 / 3.631%

Interest Payment Dates:	March 1, and September 1, commencing on September 1, 2011

Redemption Provision:	We may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption, if any.

Issue Price:	99.353%

Settlement Date:	February 22, 2011 (T+5)

Ratings 1):	Moodys: A3 (stable)
S&P: A (stable)
Fitch: A- (stable)

CUSIP:	883556 AX0

ISIN:	US883556AX08

Joint Book-Running Managers	Barclays Capital Inc.
J.P. Morgan Securities LLC
Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
RBS Securities Inc.
Co-Managers	Banca IMI S.p.A.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.
SMBC Nikko Capital Markets Limited
1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; or by calling J.P. Morgan Securities LLC at 212-834-4533.

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